FOR IMMEDIATE RELEASE                                   Contact:
                                                        S. Patric Plumley
                                                        Sr. Vice President, CFO,
                                                        Treasurer and Secretary
                                                        920-208-4107
                                                        pplumley@shopthepig.com


             FRESH BRANDS REPORTS SECOND QUARTER SALES AND EARNINGS


SHEBOYGAN, WI, August 7, 2003....Fresh Brands, Inc. (Nasdaq: FRSH) today reported sales and earnings for the second quarter ended July 12, 2003.

Net sales for the second quarter of 2003 were a record $152.2 million, a 3.6% increase over last year's second quarter sales of $146.9 million. Net earnings for the second quarter of 2003 were $1.65 million, a decrease of 13.7% compared to earnings of $1.91 million for the same period in 2002. Diluted earnings per share for the second quarter of 2003 were $0.33, compared to diluted earnings per share of $0.36 for the second quarter of 2002.

"We are pleased to report record sales for the second quarter of 2003, especially in view of the continued soft economic environment and increased competition in many of our markets," said Elwood F. Winn, president and chief executive officer of Fresh Brands.

Retail sales for the second quarter of 2003 increased 0.9% to $73.1 million, compared to $72.5 million for the same period in 2002. Net wholesale sales for the second quarter of 2003 increased 6.1% to $79.0 million from $74.4 million in the second quarter of 2002.

Comparable store sales for the Piggly Wiggly franchise and corporate retail chain and Dick's Supermarkets were down 0.7% for the second quarter of 2003. "The decrease in comparable store sales is due primarily to the continuing effects of competitive activity and the challenging economic environment," said Winn.

For the first two quarters of 2003, net sales were a record $339.8 million, a 2.7% increase over sales of $331.1 million in the same period of the prior year. Net earnings for the first two quarters of


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2003 were $3.58 million, a decrease of 6.5%, compared to net earnings of $3.82 million for the same period in 2002. Diluted earnings per share for the first two quarters of 2003 were $0.70, compared to diluted earnings per share of $0.73 for the first two quarters of 2002.

Winn said the increase in second quarter sales reflected the openings of a new corporate Piggly Wiggly store in Kenosha, Wisconsin, a franchise Piggly Wiggly store in Omro, Wisconsin, and approximately $3.2 million in sales as a temporary secondary wholesale supplier to a group of local supermarkets.

Earnings for the second quarter of 2003 included a charge of $850 thousand primarily relating to franchise receivables, including the receivables for a franchise store closure, compared with a charge of $171 thousand for the second quarter of 2002. This additional charge of $679 thousand was partially offset by a net benefit of $305 thousand relating to the expense for a defined contribution plan. "Similar to the experience of our corporate stores, the results of our franchisees are being impacted by the soft economy and increased competition. We are reviewing our franchise stores and are implementing strategies for operational improvements," said Winn.

"Our third Fresh MarketCircle store featuring our award-winning innovative circular store design will open tomorrow, August 8. This corporate replacement store in Sheboygan, Wisconsin, will feature our first Pig Stop(R) combination fueling station and convenience store," said Winn.

In addition, Winn said major expansion and remodeling projects were completed at franchise stores in Mosinee and Cross Plains, Wisconsin, in early July, and a new franchise replacement store opened in Juneau, Wisconsin, on July 30. Over the next year, the company expects additional openings including a new Dick's Supermarkets corporate store and fuel station/convenience store in Maquoketa, Iowa, Fresh Brand's first entry into the Iowa market. Other projects underway include an expanded and renovated franchise replacement store in Mayville, Wisconsin, a new franchise replacement store in Union Grove, Wisconsin, and the conversion of an acquired store in Racine, Wisconsin, to a Piggly Wiggly supermarket.

During the second quarter of 2003, the company repurchased 21,000 shares of its common stock at an aggregate price of $288,000. At the end of the quarter, approximately $2.6 million


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remained available from the company's current Board-authorized $30 million share repurchase plan.

"Due to the increased pressure on earnings as a result of the charge for franchise receivables, possible continuing pressure on earnings related thereto and the anticipated costs associated with the implementation of provisions of the Sarbanes-Oxley Act, we now expect that our earnings for 2003 will be slightly below the low end of the previously-disclosed range of $1.54 to $1.60 per share. This is barring any unusual or unforeseen occurrences in the economy, our markets or our businesses," said Winn.

As a follow-up to this release, Fresh Brands management will host a conference call at 2:30 p.m. Eastern/1:30 p.m. Central Time today to discuss the second quarter results. Interested parties are invited to call 1-800-619-8495 (passcode is EWINN, call leader is Elwood Winn). A replay of the conference call will be available through August 14, 2003, by calling 1-800-925-4967.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets, 29 corporate-owned stores all served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's corporate Web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.




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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. Specifically, forward-looking statements include our statements about our: (a) 2003 earnings expectations; (b) expectations regarding our reserves related to our franchise receivables; and (c) plans to remodel existing supermarkets and open additional corporate supermarkets. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results including, but not limited, to the following: (1) the cost and results of our new business information technology systems replacement project; (2) the presence of intense competitive market activity in our market areas, including competition from warehouse club stores and deep discount supercenters; (3) our ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) our continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (5) our ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (6) the potential recognition of repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of our retail store operators; (7) the potential recognition of additional write-offs relating to accounts receivable from our franchise operators; and (8) our increasing debt and capitalized lease amounts. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.




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
                                           Fresh Brands, Inc.
                                   Consolidated Statement of Earnings
                                              (unaudited)


                                              For the 12-weeks ended          For the 28-weeks ended
                                          -----------------------------   -----------------------------
                                          July 12, 2003   July 13, 2002   July 12, 2003   July 13, 2002
                                          -------------   -------------   -------------   -------------

Net sales ..............................   $152,172,000    $146,921,000    $339,842,000    $331,060,000

Costs and expenses:

  Cost of products sold ................    122,328,000     117,784,000     271,822,000     266,006,000

  Selling and administrative expenses ..     24,785,000      23,917,000      56,615,000      53,854,000

  Depreciation and amortization ........      1,912,000       1,760,000       4,512,000       4,055,000

  Interest expense (net) ...............        447,000         352,000       1,033,000         899,000
                                          -------------   -------------   -------------   -------------

     Total costs and expenses ..........    149,472,000     143,813,000     333,982,000     324,814,000


Earnings before income taxes ...........      2,700,000       3,108,000       5,860,000       6,246,000

Income taxes ...........................      1,052,000       1,198,000       2,285,000       2,422,000
                                          -------------   -------------   -------------   -------------

Net earnings ...........................   $  1,648,000    $  1,910,000    $  3,575,000    $  3,824,000


Earnings per share - basic .............   $       0.33    $       0.37    $       0.71    $       0.74

Earnings per share - diluted ...........   $       0.33    $       0.36    $       0.70    $       0.73


Weighted average shares outstanding:

  Basic ................................      5,035,000       5,174,000       5,048,000       5,169,000

  Diluted ..............................      5,063,000       5,270,000       5,081,000       5,266,000


Cash dividends per share of
 common stock ..........................    $       0.09    $       0.09    $       0.18    $       0.18


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